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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the joint proxy statement/ prospectus of Gilead Sciences, Inc. and NeXstar Pharmaceuticals, Inc. that is made a part of the Registration Statement (Form S-4) of Gilead Sciences, Inc. for the registration of 15,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 1, 1999, with respect to the consolidated financial statements and schedule of NeXstar Pharmaceuticals, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                             /s/ Ernst & Young LLP

Denver, Colorado
June 22, 1999